Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number
20120644806-53
Filing Date and Time
09/20/2012 12:35 PM
Entity Number
E0793132006-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
VLOV Inc.

2. Description of the original document for which correction is being made:
Certificate of Change Pursuant to NRS 78.209, Document Number 2012069646-98

3. Filing date of the original document for which correction is being made:    9/13/2012

4. Description of the inaccuracy or defect:
Item 7, which lists the effective date as 10/12/2012

5. Correction of the inaccuracy or defect:
The effective date is: 9/24/2012

6. Signature:
	Chief Financial Officer	9/20/2012
Authorized Signature	Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This, form must be accompanied by appropriate fees.	Nevada Secretary of State Correction Revised: 3-26-09